Exhibit 10.27
ENVIRONMENTAL AGREEMENT
     THIS ENVIRONMENTAL AGREEMENT is entered into and effective as of the ___day of                     , 2007, by and between Coffeyville Resources Refining & Marketing, LLC, a Delaware limited liability company (“Refinery Company”), and Coffeyville Resources Nitrogen Fertilizers, LLC, a Delaware limited liability company (“Fertilizer Company”), referred to collectively as the “Parties”.
RECITALS
     Refinery Company owns and operates the petroleum refinery located at Coffeyville, Kansas, which refinery is more particularly described on Exhibit A hereto (including any additions or other modifications made thereto from time to time, the “Refinery”).
     Fertilizer Company owns and operates the nitrogen fertilizer complex located adjacent to the Refinery consisting of the Gasification Unit, the UAN Plant, the Ammonia Synthesis Loop, the Utility Facilities, storage and loading facilities, the Fertilizer Plant Water Clarifier and river access, the Grounds and related connecting pipes and improvements, which fertilizer manufacturing complex is connected to and associated with the BOC Facility and the Offsite Sulfur Recovery Unit, all of which are more particularly described on Exhibit A hereto (including any additions or other modifications made thereto from time to time, and which are collectively referred to herein as the “Fertilizer Plant”).
     Fertilizer Company and Refinery Company desire to enter into this Agreement for the provision of certain indemnification and access rights in connection with environmental matters affecting the Refinery and the Fertilizer Plant, and certain other related matters, all upon the terms and subject to the conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and warranties herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
     The following terms shall have the meanings set forth below, unless the context otherwise dictates, both for purposes of this Agreement and all Exhibits hereto:
     “Accessed Property” means either the Refinery Company Property or the Fertilizer Company Property that is to be accessed pursuant to Article 7 of this Agreement in connection with the performance of Environmental Activities.
     “Agreement” means this Environmental Agreement and the Exhibits hereto, all as the same may be amended, modified or supplemented from time to time.

     “BOC” means BOC Group, Inc., a Delaware corporation.
     “BOC Agreement” means that certain Amended and Restated On-Site Project Supply Agreement between Fertilizer Company and BOC, dated June 1, 2005.
     “BOC Facility” means the plant for the production of certain products and argon, including metering and related facilities, together with an inter-connected liquid nitrogen product storage vessel and vaporization equipment, as more particularly described and identified on Exhibit A hereto, all connected to the pipelines owned by BOC, including any additions or other modifications made thereto from time to time.
     “Claim” means any written request by an Indemnitee relating to an indemnifiable matter (as established in Article 2 of this Agreement), demand, cause of action, proceeding, or suit for damages, injuries to person or property, damages to natural resources, fines, penalties, liability, interest, or losses or for the costs of site investigations, feasibility studies, information requests, health assessments, contribution settlement actions to correct, remove, remediate, response to, clean up, prevent, mitigate, monitor, evaluate, assess or abate the release of a Hazardous Material, or to enforce insurance contribution or indemnification agreements regarding the same.
     “Coke” has the meaning given such term in the Coke Supply Agreement.
     “Coke Supply Agreement” means the Coke Supply Agreement dated as of the date hereof between the Parties.
     “Commingled Environmental Liability” means any liability resulting from contamination associated with activities and operations of the Fertilizer Company that overlays, underlays, intersects, is juxtaposed to, or is otherwise commingled with any contamination associated with activities and operations of the Refinery Company.
     “Comprehensive Coke Management Plan” means the Comprehensive Coke Management Plan between Refinery Company and Fertilizer Company that will be finalized within ninety (90) days following execution of this Agreement, as amended from time to time.
     “Contaminating Party” means the Party that caused contamination on the property of the Owner Party.
     “Cross Contamination” means contamination caused by or associated with activities and operations of the Contaminating Party that is on or affecting Owner Party’s Property.
     “Dispute” has the meaning given such term in Article 3.
     “Effective Date” means the date first above written.
     “Environmental Activities” means any investigation or remediation activity carried out in compliance with any Environmental Law or under any work plan or order complying with or enforcing any Environmental Law, and any activity in response to a release of a Hazardous Material.

     “Environmental Law” means all applicable federal, state, local and foreign laws, statutes, ordinances, codes, rules, standards and regulations, now or hereafter in effect, and in each case as amended or supplemented from time to time, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.) (“CERCLA”); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.) the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.) the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.) the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.) the Clean Air Act (42 U.S.C. §§ 7401 et seq.) the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.) the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.) and the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), each as from time to time amended, and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.
     “Environmental Liabilities” means with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, provided they arise under or are related to any Environmental Laws, Environmental Permits, or are connected with any Release or presence of a Hazardous Material whether on, at, in, under, from or about the Property.
     “Environmental Permits” means all permits, licenses, authorizations, certificates, approvals or registrations required by any Government Authority under any Environmental Laws.
     “Environmental Site Information” means existing and future documentation and investigative results relating to environmental conditions at the respective properties including, but not limited to, Phase I and Phase II Environmental Site Assessments, environmental audits, and correspondence, notices of violation, orders and determinations by any Government Authority.
     “Farmland” means Farmland Industries, Inc., a Kansas cooperative corporation.
     “Feedstock Agreement” means the Feedstock and Shared Services Agreement dated as of the date hereof between the Parties.
     “Fertilizer Plant” has the meaning given such term in the Recitals.
     “Fertilizer Company” has the meaning given such term in the introductory paragraph.

     “Fertilizer Company Property” means all property owned or leased by the Fertilizer Company as specifically depicted on Exhibit A.
     “Fertilizer Company Representative” means the plant manager of the Fertilizer Plant or such other person as is designated in writing by Fertilizer Company.
     “Fertilizer Plant Water Clarifier” means the Fertilizer Company’s water clarifier and associated equipment as depicted on Exhibit A.
     “Gasification Unit” means that gasification unit depicted on Exhibit A, including any additions or other modifications made thereto from time to time.
     “Government Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
     “Grounds” means the realty on which the Fertilizer Plant is situated, which Grounds are depicted on Exhibit A.
     “Hazardous Materials” means any substance, material or waste which is regulated by or forms the basis of liability now or hereafter under, any Environmental Laws, including any material or substance which is (a) defined as a “solid waste,” “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “pollutant,” “contaminant,” “hazardous constituent,” “special waste,” “toxic substance” or other similar term or phrase under any Environmental Laws, (b) petroleum or any fraction or by-product thereof, asbestos, polychlorinated biphenyls (PCB’s), or any radioactive substance.
     “Known Contamination Map” means the map that has been mutually agreed upon by the Parties and is based on Environmental Site Information that documents and identifies all existing, known Cross Contamination on Refinery Company Property and Fertilizer Company Property that is or has been subject to Government Authority-mandated Environmental Activities. The Known Contamination Map may be periodically updated and amended based on currently ongoing, Government Authority-mandated Environmental Activities associated with existing, known contamination.
     “Manage” means to generate, manufacture, process, treat, store, use, re-use, refine, recycle, reclaim, blend or burn for energy recovery, incinerate, accumulate speculatively, transport, transfer, dispose of, or abandon Hazardous Materials.
     “Offsite Sulfur Recovery Unit” means that sulfur processing facility owned and operated by TKI pursuant to the TKI Phase II Agreement, which Offsite Sulfur Recovery Unit is depicted on Exhibit A, including any additions or other modifications made thereto from time to time.
     “Owner Party” means the Party that owns the property that is affected by contamination caused by the Contaminating Party or that is otherwise subject to Environmental Activities.
     “Party” and “Parties” means the parties to this Agreement.

     “Person” means and includes natural persons, corporations, limited partners, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities.
     “Planned Project Work” means Owner Party’s work on Owner Party’s Property associated with a planned and approved capital improvement project, the purpose of which is not primarily related to Environmental Activities.
     “Refinery” has the meaning given such term in the Recitals hereto.
     “Refinery Company” has the meaning given such term in the introductory paragraph.
     “Refinery Company Property” means all property owned by the Refinery Company as specifically depicted on Exhibit A.
     “Refinery Company Representative” means the plant manager of the Refinery Company or such other person as is designated in writing by Refinery Company.
     “Refinery Water Clarifier” means the Refinery Company’s water clarifier and associated equipment as depicted on Exhibit A.
     “Release” or “Released” means any actual spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of Hazardous Materials into the environment, as “environment” is defined in CERCLA.
     “Response” or “Respond” means action taken in compliance with Environmental Laws to correct, remove, remediate, clean-up, prevent, mitigate, monitor, evaluate, investigate, assess, or abate the Release of a Hazardous Material.
     “Specified Environmental Activities” means any specific Environmental Activities identified in reasonable detail in a written notice given by one Party to the other Party, which specific Environmental Activities are permitted, required, or otherwise contemplated under this Agreement.
     “TKI” means Tessenderlo Kerley, Inc.
     “TKI Phase I Agreement” means the Sulfur Processing Agreement, dated October 2, 1996, between Farmland and TKI, as assigned by Farmland to Refinery Company, on March 2, 2004, as amended from time to time.
     “TKI Phase I Unit” means the sulfur processing facility owned and operated by TKI pursuant to the TKI Phase I Agreement as depicted on Exhibit A.
     “TKI Phase II Agreement” means the Phase II Sulfur Processing Agreement, dated November 13, 1998, between Farmland and TKI, as assigned by Farmland to Coffeyville Resources Nitrogen Fertilizers, LLC, on March 2, 2004, as amended from time to time.

     “Transfer” means the sale, exchange, gift or other assignment of rights or interests, whether by specific assignment, merger, consolidation, entity conversion or other disposition, but not including any bona fide pledge or assignment for collateral purpose in connection with any financing.
     “TSDF” means a Treatment, Storage and Disposal Facility permitted in accordance with Federal regulations.
     “UAN Plant” means the urea ammonium nitrate plant depicted on Exhibit A, including any additions or other modifications made thereto from time to time.
     “Unplanned Work” means Owner Party’s work on Owner Party’s Property that has not been authorized in the capital improvements budgetary process, but is deemed necessary to respond to an urgent situation to ensure compliance with Environmental Laws, to protect the environment or human health and safety, or to otherwise protect the integrity of the Property and related improvements.
     “Utility Facilities” mean the utility facilities depicted on Exhibit A, including any additions or other modifications made thereto from time to time.
ARTICLE 2
INDEMNIFICATION
     Section 2.1 General Indemnification Obligations. Each of the Parties (each, an “Indemnitor”) shall indemnify, defend and hold the other Party and its respective officers, directors, members, managers and employees (each, an “Indemnitee”) harmless from and against all liabilities, obligations, claims, losses, damages, penalties, deficiencies, causes of action, costs and expenses, including, without limitation, attorneys’ fees and expenses (collectively, “Losses”) imposed upon, incurred by or asserted against the person seeking indemnification that are caused by, are attributable to, result from or arise out of any and all Claims associated with or in any way relating to Environmental Liabilities, including, but not limited to, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, property damages, natural resource damages, costs and expenses (including all fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any person (including third party claims) or Government Authority, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, provided they arise under or are related to any federal, state or local Environmental Laws, regulations or permits, or are connected with any release or presence of Hazardous Materials affecting the Indemnitee’s Property which are a result of or are caused by the Indemnitor’s actions or business operations. All costs and expenses incurred by the Indemnitee and arising from Claims associated with the environmental liabilities identified above shall be paid by the Indemnitor within thirty (30) days following receipt of a legitimate demand therefor from the Indemnitee. In the event that indemnification is provided for under any other Section of this Agreement or any other agreements between Refinery Company or any of its affiliates and Fertilizer Company or any of its affiliates, and such indemnification is for any particular Losses, then such indemnification (and any limitations thereon) as provided in such Section or other agreement shall apply as to such particular Losses and shall supersede and be in lieu of any indemnification that would otherwise apply to such particular Losses under this Section 2.1.
     Section 2.2 Indemnification for Existing Known Contamination.
     (a) All existing, known contamination on Refinery Company Property and Fertilizer Company Property has been documented and identified on a mutually agreed upon Known Contamination Map, which contamination is subject to Government Authority-mandated Environmental Activities that have either been completed and issued a “No Further Action” or “closure” determination, or remain incomplete and subject to further action.
     (b) To the extent that existing, known contamination on Refinery Company Property has been documented and confirmed by Environmental Site Information and is depicted on the Known Contamination Map, and the contamination is associated with activities and operations of Fertilizer Company, Fertilizer Company shall implement any and all Government Authority-mandated Environmental Activities which are required to comply with Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to, from or about any Refinery Company Property. If the Government Authority-mandated Environmental Activities are not implemented within a reasonable timeframe, Fertilizer Company shall indemnify Refinery Company for all of the expenses, penalties and other associated costs Refinery Company incurs in achieving compliance consistent with all of the foregoing actions identified in this Section 2.2(b), except as provided in Section 2.2(g). Any invasive, on-site work that could involve impacts to subsurface soil and/or groundwater in areas of contamination depicted on the Known Contamination Map shall be subject to the procedural requirements established in either Section 2.2(e) or Section 2.2(f) for Planned Project Work or Unplanned Work, respectively.
     (c) Section 2.2(b) notwithstanding, at Refinery Company’s sole discretion, Refinery Company may at its cost and expense perform a Government Authority-mandated action with regard to Commingled Environmental Liabilities, provided, however, (i) if such Government Authority-mandated action requires the cooperation of the Fertilizer Company, the Refinery Company shall provide reasonable notice of such requirement, and opportunity for Fertilizer Company to comment on such Government Authority-mandated action, and the Parties shall coordinate their activities relating to such required cooperation, and (ii) to the extent that any Hazardous Materials recovered as a result of any such Government Authority-mandated action were generated solely by the Fertilizer Company, then Fertilizer Company shall bear the cost of complying with the provisions of the Government Authority-mandated action with respect to such Hazardous Materials that were generated solely by the Fertilizer Company. By electing to perform such obligation, Refinery Company does not waive any coverage under this Agreement for compensation or indemnification for third party claims, or for any compensation or indemnification by Fertilizer Company as otherwise provided in this Agreement.
     (d) To the extent that existing, known contamination on Fertilizer Company Property has been documented and confirmed by Environmental Site Information and is depicted on the Known Contamination Map, and the contamination is associated with activities and operations of Refinery Company, Refinery Company shall implement any and all Government Authority-mandated Environmental Activities which are required to comply with Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to, from or affecting any Fertilizer Company Property. If the Government Authority-mandated Environmental Activities are not implemented within a reasonable timeframe, Refinery Company shall indemnify Fertilizer Company for all of the expenses, penalties and other associated costs Fertilizer Company incurs in achieving compliance consistent with all of the foregoing activities identified in Section 2.2(d), except as provided in Section 2.2(h). Any invasive, on-site work that could involve impacts to subsurface soil and/or groundwater in areas of contamination depicted on the Known Contamination Map shall be subject to the procedural requirements established in either Section 2.2(e) or Section 2.2(f) for Planned Project Work or Unplanned Work, respectively.
     (e) For Planned Project Work, contamination that is depicted on the Known Contamination Map, but for which Government Authority-mandated Environmental Activities remain incomplete and subject to further action, remains the responsibility of Contaminating Party, provided that Owner Party shall provide notification to Contaminating Party at least ninety (90) days in advance (“Ninety Day Notice”) that Owner Party will perform work that will disturb soil and/or groundwater as part of the Planned Project Work. Upon such notice, the Parties will meet and diligently work together to develop a soil management plan; but in the event that the Parties are unable to agree within thirty (30) days after Owner Party’s Ninety Day Notice, Owner Party may unilaterally proceed to develop and implement its own commercially reasonable soil management plan in conjunction with the Planned Project Work that will, to the extent commercially reasonable, seek to minimize as practicable soil that requires off-site disposal as part of the Planned Project Work. Owner Party will be responsible for the costs of excavation and load out associated specifically with the Planned Project Work, and Contaminating Party will pay the incremental disposal costs, if any, for the Hazardous Materials. If the Hazardous Materials require manifesting as RCRA Hazardous Waste, Contaminating Party will be the “generator” for the purposes of manifesting and disposal. A licensed TSDF shall be used for disposal.
     (f) For Unplanned Work, contamination that is depicted on the Known Contamination Map, but for which Government Authority-mandated Environmental Activities remain incomplete and subject to further action, remains the responsibility of the Party that caused the contamination, provided that Owner Party shall provide Contaminating Party, within twenty-four (24) hours, notice that Owner Party performed Unplanned Work and encountered contamination that it believes is the responsibility of Contaminating Party. The noticed Party will then have twenty-four (24) hours to inspect the affected area to determine if it accepts Owner Party’s claim of responsibility. If Contaminating Party accepts such responsibility, Contaminating Party shall proceed with the required Environmental Activities or, in the alternative, if Contaminating Party fails to diligently proceed and/or if Contaminating Party does not accept such responsibility, Owner Party may proceed with the required Environmental Activities and if Owner Party does proceed with the required Environmental Activities, then Contaminating Party shall indemnify and reimburse Owner Party, upon Owner Party’s demand, for costs and expenses incurred by Owner Party in proceeding with the required Environmental

Activities. Disputes will be managed in accordance with Article 3 of this Agreement. Owner Party will be responsible for the costs of excavation and load out specifically associated with the scope and extent of Unplanned Work, and Contaminating Party will pay the management and disposal costs for the Hazardous Materials associated with the contamination depicted on the Known Contamination Map. If the Hazardous Materials require manifesting as RCRA Hazardous Waste, Contaminating Party will be the “generator” for the purposes of manifesting and disposal. A licensed TSDF shall be used for disposal.
     (g) In the event that a Government Authority issues a “No Further Action”, “closure” or similar determination concerning Fertilizer Company contamination on or affecting Refinery Company Property, Section 2.2(b) shall become inoperative with respect to the area specifically identified and delineated in the respective Government Authority determination, and Refinery Company shall have the sole responsibility for remediation of Refinery Company Property that has existing, known contamination which is disturbed by Refinery Company’s on-site development, investigation or remediation actions.
     (h) In the event that a Government Authority issues a “No Further Action”, “closure” or similar determination concerning Refinery Company contamination on or affecting Fertilizer Company Property, Section 2.2(d) shall become inoperative with respect to the area specifically identified and delineated in the respective Government Authority determination, and Fertilizer Company shall have the sole responsibility for remediation of Fertilizer Company Property that has existing, known contamination which is disturbed by Fertilizer Company’s on-site development, investigation or remediation actions.
     Section 2.3 Indemnification for Existing Unknown and Future Contamination.
     (a) To the extent that operations and activities of the Refinery Company have resulted in or caused a violation of Environmental Laws, or a Release (including a Release of existing contamination) or other contamination affecting the Fertilizer Company Property that was existing and unknown as of the execution of this Agreement, or involves a latent release that occurs subsequent to the execution of this Agreement, the Refinery Company shall, upon its receipt of both a demand from the Fertilizer Company and objective evidence of such Release or other contamination, in a commercially reasonable manner: (i) conduct all investigations necessary to adequately identify and characterize the contamination; (ii) develop a corrective action proposal or work plan, if necessary; (iv) with the consent of the Fertilizer Company, coordinate with the Government Authority; and (v) implement any and all Government Authority-mandated Environmental Activities which are required to comply with Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to, from or affecting any Fertilizer Company Property. If the Government Authority-mandated actions are not implemented within a reasonable timeframe by Refinery Company, Fertilizer Company shall implement such actions, and Refinery Company shall indemnify the Fertilizer Company for all of the expenses, penalties and other associated costs it incurs in achieving compliance consistent with all of the foregoing activities identified in this Section 2.3(a), subject to the conditions established in Sections 2.3(c), (d) and (e).

     (b) To the extent that operations and activities of the Fertilizer Company have resulted in or caused a violation of Environmental Laws, or a Release (including a Release of existing contamination) or other contamination affecting the Refinery Company Property that was existing and unknown as of the execution of this Agreement, or involves a latent release that occurs subsequent to the execution of this Agreement, the Fertilizer Company shall, upon its receipt of both a demand from the Refinery Company and adequate, objective evidence of such Release or other contamination, in a commercially reasonable manner: (i) conduct all investigations necessary to adequately identify and characterize the contamination; (ii) develop a corrective action proposal or work plan, if necessary; (iv) with the consent of the Refinery Company, coordinate with the Government Authority; and (v) implement any and all Government Authority-mandated Environmental Activities which are required to comply with Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to, from or affecting any Refinery Company Property. If the Government Authority-mandated actions are not implemented within a reasonable timeframe by Fertilizer Company, Refinery Company shall implement such actions, and Fertilizer Company shall indemnify the Refinery Company for all of the expenses, penalties and other associated costs it incurs in achieving compliance consistent with all of the foregoing activities identified in this Section 2.3(b), subject to the conditions established in Section 2.3(c), (d) and (e).
     (c) Except as required as a part of Government Authority-mandated Environmental Activities, or in responding to an accidental or sudden environmental occurrence of Hazardous Materials contamination, or in connection with implementation of the Comprehensive Coke Management Plan, neither Party can undertake investigation of soil or groundwater conditions.
     (d) If the contamination referenced in Sections 2.3(a) or (b) is subsumed or covered by, or is otherwise satisfied by, a Government Authority-mandated remediation or corrective action that was in effect prior to the execution of this Agreement, this provision shall be inapplicable.
     (e) The requirements associated with existing unknown contamination referenced in Sections 2.3(a) and (b) shall apply only to existing unknown contamination that is discovered and identified in reasonable detail in a written notice by one Party to the other Party within five (5) years following the Effective Date.
     Section 2.4 Indemnification for Failure to Comply with Comprehensive Coke Management Plan.
     (a) The Parties shall work in conjunction with each other to develop a Comprehensive Coke Management Plan, including establishing procedures for the management of Coke and the identification of significant Coke-related contamination on the respective properties, which shall be finalized within ninety (90) days following execution of this Agreement, and which Comprehensive Coke Management Plan may be amended from time to time.

     (b) Each of the Parties shall indemnify, defend and hold the other Party and its respective officers, directors, members, managers and employees harmless from and against all Losses imposed upon, incurred by or asserted against the person seeking indemnification that are caused by, are attributable to, result from or arise out of any and all Claims associated with or in any way relating to Environmental Liabilities, including, but not limited to, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, property damages, natural resource damages, costs and expenses (including all fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any person (including third party claims) or Government Authority, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, provided they arise under or are related to the failure to comply with and implement its respective obligations and responsibilities as established in the Comprehensive Coke Management Plan, including any Coke-related violations of applicable Environmental Laws or Environmental Permits. All costs and expenses incurred by the Indemnitee and arising from Claims associated with the liabilities identified above shall be paid by the Indemnitor within thirty (30) days following receipt of a legitimate demand therefor from the Indemnitee.
     Section 2.5 Indemnification for Closure of Industrial Landfill 871
     (a) Refinery Company will close the KDHE permitted Industrial Landfill 871 (“Landfill 871”, which is located on land previously owned by Refinery Company and now owned by Fertilizer Company) in accordance with the closure procedures specified in the Revised Closure Plan submitted to KDHE on March 3, 2004, or any KDHE required modifications to the Revised Closure Plan. Refinery Company will be responsible for the 60-day notification requirement under Kansas Administrative Regulation Section 28-19-12(a) with respect to closure of Landfill 871.
     (b) Refinery Company will be responsible for all closure costs and post-closure maintenance of the final clay cap and vegetative cover for Landfill 871. Access by Refinery Company to Landfill 871 for purposes of such maintenance will be provided in accordance with Article 7 hereof.
     (c) Refinery Company acknowledges, and will comply with, the Restrictive Covenant filed with the Montgomery County Register of Deeds at Book 487 Page 533, which, among other things, specifies certain post-closure property use, easement to KDHE, and disclosure requirements with respect to Landfill 871.
     (d) Each of the Parties shall indemnify, defend and hold the other Party and its respective officers, directors, members, managers and employees harmless from and against all Losses imposed upon, incurred by or asserted against the person seeking indemnification that are caused by, are attributable to, result from or arise out of any and all Claims associated with or in any way relating to Environmental Liabilities, including, but not limited to, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, property damages, natural resource damages, costs and expenses (including all fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any person (including third party claims) or Government Authority, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, provided they arise under or are related to the failure to comply with and implement its respective obligations and responsibilities with respect to Landfill 871 under this Section 2.5(d). All costs and expenses incurred by the Indemnitee and arising from Claims associated with the liabilities identified above shall be paid by the Indemnitor within thirty (30) days following receipt of a legitimate demand therefor from the Indemnitee.
     Section 2.6 Indemnification for Off-Site Disposal of Hazardous Materials. Each of the Parties shall indemnify, defend and hold the other Party and its respective officers, directors, members, managers and employees harmless from and against all liabilities, obligations, claims, losses, damages, penalties, deficiencies, causes of action, costs and expenses, including, without limitation, attorneys’ fees and expenses (collectively, “Losses”) imposed upon, incurred by or asserted against the person seeking indemnification that are caused by, are attributable to, result from or arise out of any and all Claims associated with or in any way relating to Environmental Liabilities, including, but not limited to, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, consequential damages related to business interruption, property damages, natural resource damages, costs and expenses (including all fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any person (including third party claims) or Government Authority, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, provided they arise under, or are caused by or related to the off-site disposal of Hazardous Materials caused or generated by Indemnitor and removed from the respective Property, and disposed at an off-site location. This indemnification shall specifically cover, but is not limited to, any Hazardous Material-related contamination caused by one Party (i.e., Indemnitor), but registered and disposed under the other Party’s waste generator/manifesting identification number, including the Hazardous Materials generated by Fertilizer Company during construction of the Nitrogen Plant that was disposed off-site using Refinery Company’s waste generator/manifesting identification number.
     Section 2.7 Reduction of Indemnification Obligation. Any indemnification obligation pursuant to this Article 2 with respect to any particular Losses shall be reduced by all amounts actually recovered by the Indemnitee from third parties, or from applicable insurance coverage, with respect to such Losses. Upon making any payment to any Indemnitee, the Indemnitor shall be subrogated to all rights of the Indemnitee against any third party in respect of the Losses to which such payment relates, and such Indemnitee shall execute upon request all instruments reasonably necessary to evidence and perfect such subrogation rights. If the Indemnitee receives any amounts from any third party or under applicable insurance coverage subsequent to an indemnification payment by the Indemnitor, then such Indemnitee shall promptly reimburse the Indemnitor for any payment made or expense incurred by such Indemnitor in connection with providing such indemnification payment up to the amount received by the Indemnitee, net of any expenses incurred by such Indemnitee in collecting such amount.
     Section 2.8 Indemnification Procedures.
     (a) Promptly after receipt by an Indemnitee of notice of the commencement of any action that may result in a claim for indemnification pursuant to this Article 2, the Indemnitee shall notify the Indemnitor in writing within 30 days thereafter; provided, however, that any omission to so notify the Indemnitor will not relieve it of any liability for indemnification hereunder as to the particular item for which indemnification may then be sought (except to the extent that the failure to give notice shall have been materially prejudicial to the Indemnitor) nor from any other liability that it may have to any Indemnitee. The Indemnitor shall have the right to assume sole and exclusive control of the defense of any claim for indemnification pursuant to this Article 2, including the choice and direction of any legal counsel.
     (b) An Indemnitee shall have the right to engage separate legal counsel in any action as to which indemnification may be sought under any provision of this Agreement and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnitee unless (i) the Indemnitor has agreed in writing to pay such fees and expenses, (ii) the Indemnitor has failed to assume the defense thereof and engage legal counsel within a reasonable period of time after being given the notice required above, or (iii) the Indemnitee shall have been advised by its legal counsel that representation of such Indemnitee and other parties by the same legal counsel would be inappropriate under applicable standards of professional conduct (whether or not such representation by the same legal counsel has been proposed) due to actual or potential conflicts of interests between them. It is understood, however, that to the extent more than one Indemnitee is entitled to engage separate legal counsel at the Indemnitor’s expense pursuant to clause (iii) above, the Indemnitor shall, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of only one separate firm of attorneys at any time for all such Indemnitees having the same or substantially similar claims against the Indemnitor, unless but only to the extent the Indemnitees have actual or potential conflicting interests with each other.
     (c) The Indemnitor shall not be liable for any settlement of any action effected without its written consent, but if settled with such written consent, or if there is a final judgment against the Indemnitee in any such action, the Indemnitor agrees to indemnify and hold harmless the Indemnitee to the extent provided above from and against any loss, claim, damage, liability or expense by reason of such settlement or judgment.

     Section 2.9 Activity and Use Limitations. The Parties mutually agree that the Refinery Company Property and the Fertilizer Company Property shall only be used for industrial purposes in the future.
     Section 2.10 Survival. Any environmental contamination that is specifically identified and indemnifiable hereunder prior to the termination or expiration of this Agreement shall be covered by this Agreement beyond the term of this Agreement as established in Section 10.8.
ARTICLE 3
DISPUTES
     Section 3.1 Resolution of Disputes. The Parties shall in good faith attempt to resolve promptly and amicably any dispute between the Parties arising out of or relating to this Agreement (each a “Dispute”) pursuant to this Article 3. The Parties shall first submit the Dispute to the Fertilizer Company Representative and the Refinery Company Representative, who shall then meet within fifteen (15) days to resolve the Dispute. If the Dispute has not been resolved within forty-five (45) days after the submission of the Dispute to the Fertilizer Company Representative and the Refinery Company Representative, the Dispute shall be submitted to a mutually agreed non-binding mediation. The costs and expenses of the mediator shall be borne equally by the Parties, and the Parties shall pay their own respective attorneys’ fees and other costs. If the Dispute is not resolved by mediation within ninety (90) days after the Dispute is first submitted to the Refinery Company Representative and the Fertilizer Company Representative as provided above, then the Parties may exercise all available remedies.
     Section 3.2 Multi-Party Disputes. The Parties acknowledge that they or their respective affiliates contemplate entering or have entered into various additional agreements with third parties that relate to the subject matter of this Agreement and that, as a consequence, Disputes may arise hereunder that involve such third parties (each a “Multi-Party Dispute”). Accordingly, the Parties agree, with the consent of such third parties, that any such Multi-Party Dispute, to the extent feasible, shall be resolved by and among all the interested parties consistent with the provisions of this Article 3.
ARTICLE 4
ASSIGNMENT
     This Agreement shall extend to and be binding upon the Parties hereto, their successors and permitted assigns. Either Party may assign its rights and obligations hereunder solely (i) to an affiliate under common control with the assigning Party, provided that any such assignment shall require the prior written consent of the other Party hereto (such consent not to be unreasonably withheld or delayed), and provided that the applicable assignee agrees, in a written instrument delivered to (and reasonably acceptable to) such other Party, to be fully bound hereby, or (ii) to a Party’s lenders for collateral security purposes, provided that in the case of any such assignment each Party agrees (x) to cooperate with the lenders in connection with the execution and delivery of a customary form of lender consent to assignment of contract rights and (y) any delay or other inability of a Party to timely perform hereunder due to a restriction imposed under the applicable credit agreement or any collateral document in connection therewith shall not constitute a breach hereunder. In addition, each Party agrees that it will assign its rights and obligations hereunder to a transferee acquiring all or substantially all of the equity in or assets of the assigning Party related to the Refinery or Fertilizer Plant (as applicable), which transferee must be approved in writing by the non-assigning Party (such approval not to be unreasonably withheld or delayed) and must agree in writing (with the non-assigning Party) to be fully bound hereby.
ARTICLE 5
GOVERNING LAW AND VENUE
     THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF KANSAS WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF SAID STATE. THE PARTIES AGREE THAT ANY ACTION BROUGHT IN CONNECTION WITH THIS AGREEMENT MAY BE MAINTAINED IN ANY COURT OF COMPETENT JURISDICTION LOCATED IN THE STATE OF KANSAS, AND EACH PARTY AGREES TO SUBMIT PERSONALLY TO THE JURISDICTION OF ANY SUCH COURT AND HEREBY WAIVES THE DEFENSES OF FORUM NON-CONVENIENS OR IMPROPER VENUE WITH RESPECT TO ANY ACTION BROUGHT IN ANY SUCH COURT IN CONNECTION WITH THIS AGREEMENT.
ARTICLE 6
LIMITATION OF LIABILITY
     In no event, whether based on contract, indemnity, warranty, tort (including negligence), strict liability or otherwise, shall either Party, its employees, suppliers or subcontractors, be liable for loss of profits or revenue or special, incidental, consequential, punitive or exemplary damages; provided, however, that the foregoing limitation shall not preclude recourse to any insurance coverage maintained by the Parties pursuant to the requirements of this Agreement or otherwise.
ARTICLE 7
SITE ACCESS
     Section 7.1 The Parties mutually grant to each other, and their consultants, agents, representatives, or contractors, the right and license to access and enter onto the Accessed Property, at such reasonable times and locations and along such routes as may be acceptable to the Party granting access (Owner Party), for the purpose of the performance of Specified Environmental Activities on the Accessed Property.
     Section 7.2 All existing and future Environmental Site Information is highly confidential in nature and constitute proprietary and/or privileged information. Therefore, the Parties shall, as provided in Section 10.1, preserve and protect the confidentiality of the

Environmental Site Information, which shall be used for the purposes of identifying and remediating contaminated soil and groundwater, as well as to provide advice and assist in complying with Environmental Laws.
     Section 7.3 Upon request by Owner Party, Contaminating Party shall submit a copy of its work plan for its Specified Environmental Activities to Owner Party.
     Section 7.4 The Contaminating Party’s right to access and enter the Accessed Property for purposes of conducting Specified Environmental Activities shall be subject to the following conditions and restrictions: (a) the performance of the Specified Environmental Activities will be at no cost or expense to Owner Party; (b) Contaminating Party shall notify Owner Party as soon as reasonably practicable prior to entry onto the Accessed Property to conduct Specified Environmental Activities; (c) Contaminating Party’s activities under this section shall not interfere with the normal business operations of the Accessed Property unless such interference is approved by Owner Party in advance or unless such interruption is a direct result of activity implementing a Government Authority-mandated work plan, order or other Environmental Activities; (d) Contaminating Party, its consultant, agents, representatives, or contractors, shall diligently restore the Accessed Property to its condition immediately prior to the performance of the Specified Environmental Activities, to a condition that is in compliance with Environmental Laws, the requirements of the Government Authority, and in a manner that will allow for the continuation of normal business operations on the Accessed Property; (e) Contaminating Party shall indemnify Owner Party against any property damage or personal injury incurred by Owner Party or third parties as a result of the Specified Environmental Activities or the unauthorized release of Environmental Site Information under this Agreement; and (f) these provisions allowing access to the Accessed Property are intended and shall be construed only as a temporary license to enter the Accessed Property and to conduct the Specified Environmental Activities upon the Accessed Property and not as a grant of easement or any other interest in the Accessed Property.
     Section 7.5 Contaminating Party, its consultants, agents, representatives, or contractors, shall be authorized to store and retain on the Accessed Property the necessary equipment, materials, tools and personal property for the Specified Environmental Activities; provided, however, that the equipment, materials, tools and personal property shall not in any way interfere with the normal business operations of Owner Party, and that all such equipment, materials, tools and personal property shall be removed promptly upon completion of the Specified Environmental Activities.
     Section 7.6 The right to access the Accessed Property granted to the Contaminating Party shall terminate upon the completion of the Specified Environmental Activities. Investigative activities shall be deemed complete once all sampling and/or monitoring activities have been concluded, and all restorative work has been completed to the reasonable satisfaction of Owner Party, and remedial activities shall be deemed complete once all removal, closure, and restorative activities have been conducted and the requisite determination has been issued by the Government Authority.

ARTICLE 8
NOTICES
     Any notice, request, correspondence, information, consent or other communication to any of the Parties required or permitted under this Agreement shall be in writing (including telex, telecopy, or facsimile), shall be given by personal service or by telex, telecopy, facsimile, overnight courier service, or certified mail with postage prepaid, return receipt requested, and properly addressed to such Party and shall be effective upon receipt. For purposes hereof the proper address of the Parties shall be the address stated beneath the corresponding Party’s name below, or at the most recent address given to the other Parties hereto by notice in accordance with this Article:
     If to Refinery Company, to:
     Coffeyville Resources
      Refining & Marketing, LLC

     Attention: Chief Executive Officer

     If to Fertilizer Company, to:
     Coffeyville Resources
     Nitrogen Fertilizers, LLC

or such other address(es) as either Party designates by registered or certified mail addressed to the other Party.
ARTICLE 9
EXHIBITS
     All of the Exhibits attached hereto are incorporated herein and made a part of this Agreement by reference thereto.
ARTICLE 10
MISCELLANEOUS
     Section 10.1 Confidential Information. During the course of the Parties’ performance hereunder, the Parties acknowledge and agree that each of them may receive or have access to confidential information of the other Party (which for the purposes of this Agreement means any Environmental Site Information, or other information, that is not generally known or that is not known in the industry or community in general). Each Party agrees not to use or disclose any such confidential information within their respective organizations (including affiliates) except as required to perform its obligations hereunder and on a need-to-know basis and will not disclose such information to others except to the extent (i) such information was known to the receiving Party prior to its receipt from the other Party, (ii) such information is required to be disclosed under applicable law or regulation, or (iii) such information was required to be disclosed or appropriate for disclosure in connection with a Transfer (or proposed Transfer) of the Refinery or Fertilizer Plant or in connection with required disclosures to a Party’s financing sources and their representatives, as the case may be, provided that any disclosure under clause (iii) shall be approved in advance thereof by the other Party, which approval shall not be unreasonably withheld or delayed. If a Party is compelled in a judicial or administrative proceeding to reveal, disclose, or otherwise make available any confidential information of the other Party to any third party, such Party shall notify the other Party in writing promptly upon receipt of the request for disclosure, and such other Party shall have the opportunity to intervene to prevent or restrict the disclosure of the confidential information.
     Section 10.2 Headings. The headings used in this Agreement are for convenience only and shall not constitute a part of this Agreement.
     Section 10.3 Amendments and Waiver. This Agreement may not be amended, modified or waived except by a writing signed by all parties to this Agreement that specifically references this Agreement and specifically provides for an amendment, modification or waiver of this Agreement. No waiver of or failure or omission to enforce any provision of this Agreement or any claim or right arising hereunder shall be deemed to be a waiver of any other provision of this Agreement or any other claim or right arising hereunder.
     Section 10.4 Construction and Severability. Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and in accordance with industry standards and not strictly for or against either Party. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.
     Section 10.5 Waiver. The waiver by either Party of any breach of any term, covenant or condition contained in this Agreement shall not be deemed to be a waiver of such term, covenant or condition or of any subsequent breach of the same or of any other term, covenant or condition contained in this Agreement. No term, covenant or condition of this Agreement will be deemed to have been waived unless such waiver is in writing.
     Section 10.6 No Third Party Beneficiaries. The Parties each acknowledge and agree that there are no third party beneficiaries having rights under or with respect to this Agreement, including without limitation, under the BOC Agreement, TKI I Phase I Agreement, or TKI Phase II Agreement.
     Section 10.7 Entire Agreement. This Agreement, including all Exhibits hereto, constitutes the entire, integrated agreement between the Parties regarding the subject matter hereof and supersedes any and all prior and contemporaneous agreements, representations and understandings of the Parties, whether written or oral.
     Section 10.8 Term. This Agreement shall continue for a minimum of twenty (20) years, or as long as the Feedstock Agreement remains in effect, whichever is longer.
     IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above set forth.

COFFEYVILLE RESOURCES	COFFEYVILLE RESOURCES
REFINING & MARKETING, LLC	NITROGEN FERTILIZERS, LLC

By:	By:

EXHIBIT A
PLOT PLAN
[see attached]

A-1